Exhibit 99.1

GlycoGenesys, Inc. Announces $4.3 Million Private Placement of Securities

BOSTON—(BUSINESS WIRE)—Jan. 08, 2004—GlycoGenesys, Inc., (Nasdaq: GLGS), a biotechnology company developing carbohydrate-based drugs, today announced that it has entered into definitive agreements to raise approximately $4.3 million in proceeds from institutional and accredited investors. Under the agreements, the Company will issue 3,450,000 shares of common stock at $1.25 per share and issue warrants to purchase 962,500 shares of common stock at an exercise price per share of $2.70, exercisable for a period of five years. In addition, the Company will issue warrants to purchase 1,380,000 and 340,000 shares of common stock at an exercise price per share of $1.25 and $1.47, respectively, each exercisable for a period ending 60 days following the effectiveness of a registration statement covering the shares issued or issuable in this offering.

The Company intends to use the proceeds from the sale of its common stock for funding of the planned Phase I dose escalation monotherapy clinical trial for GCS-100, the lease and start-up of a new research laboratory, planned increases in employment levels and to provide it with working capital for general corporate purposes.

The securities being sold have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States, except pursuant to an applicable exemption from the Securities Act registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy common stock, nor shall there be any sale of securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state. This press release is being issued pursuant to Rule 135c under the Securities Act.

GlycoGenesys, Inc.

GlycoGenesys is a biotechnology company that develops and licenses products based on glycobiology. The Company’s human therapeutic product GCS-100, a unique compound to treat cancer, has been evaluated in Phase II(a) human clinical trials for both colorectal and pancreatic cancers. The Company most recently completed a Phase I dose escalation trial of GCS-100 up to 80 mg/m2 at Sharp Clinical Oncology Research in San Diego, California. Further information is available on GlycoGenesys’ web site: www.glycogenesys.com.

Safe Harbor Statement

Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties, including, but not limited to, risks of product development (such as failure to demonstrate efficacy or safety), risk related to FDA and other regulatory procedures, market acceptance risks, the impact of competitive products and pricing, the results of current and future licensing, joint ventures and other collaborative relationships, the results of financing efforts, developments regarding intellectual property rights and litigation, and other risks identified in the Company’s Securities and Exchange Commission filings. Actual results, events or performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as the date hereof. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CONTACT: GlycoGenesys

John W. Burns, 617-422-0674

Senior Vice President and CFO

Rick Pierce, 617-422-0674

VP of Business Development